Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:	Dennis E. Nixon	Judith I. Wawroski
	President and CEO	Vice President
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

International Bancshares Corporation Reports Significant Earnings Increase

LAREDO, Texas—(BUSINESS WIRE)—February 25, 2003-International Bancshares Corporation (NASDAQ:IBOC) today reported strong fourth quarter net income of $28.0 million or 87 cents diluted earnings per share compared to $20.4 million or 61 cents diluted earnings per share representing a 42.6% increase in diluted earnings per share, after stock dividends, and a 37.3% increase in net income over the corresponding period in 2001.  The Company also achieved a new milestone in total net income of $100.6 million, after the cumulative effect of a change in accounting principle arising from the implementation of SFAS 142, for the year ended December 31, 2002, or $3.08 diluted earnings per share versus $83.3 million for the year ended December 31, 2001, or $2.47 diluted earnings per share taking into consideration the effect of the 25% stock dividend paid on May 20, 2002.  These very positive numbers represent a 25% increase in diluted earnings per share and a 20.7% increase in net income over 2001.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	December 31,
	2002	2001
	(Dollars in thousands, except per share data)
	Unaudited

Interest income	$353,928	$390,355
Interest expense	(116,415)	(200,808)
Net interest income	237,513	189,547
Provision for possible loan losses	(8,541)	(8,631)
Non-interest income	85,645	79,588
Non-interest expense	(154,843)	(135,441)

Income before income taxes	159,774	125,063
Income taxes	(54,013)	(41,721)

Income before cumulative change in accounting principle, net of tax	105,761	83,342

Cumulative effect of a change in accounting principle, net of tax	(5,130)	—
Net income	$100,631	$83,342

Adjusted net income*	$100,631	$86,188

Net income per common share
Basic	$3.15	$2.52
Diluted	$3.08	$2.47

Adjusted net income per common share*
Basic	$3.15	$2.61
Diluted	$3.08	$2.56

*Net income and per share data adjusted for the exclusion of goodwill amortization, net of tax

Total assets at December 31, 2002, were $6.5 billion compared to $6.4 billion at December 31, 2001.  Deposits at December 31, 2002, were $4.2 billion compared to $4.3 billion at December 31, 2001.

Dennis E. Nixon, CEO and Chairman of the Board, stated, “I am very pleased with 2002 results and especially the strong performance of the fourth quarter.  IBC’s commitment to superior earnings performance is once again validated by these results.”  Mr. Nixon further indicated that the Company’s stock repurchase program has resulted in a positive effect on the Company’s per share performance resulting in enhanced results for the remaining shareholders.

IBC is a $6.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 95 facilities and over 190 ATMs serving 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml

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